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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.            )

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ARES CAPITAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Ares Capital Corporation
245 Park Avenue, 44th Floor
New York, NY 10167

        Commencing on May 7, 2018, Ares Capital Corporation made the following communications to certain of its stockholders.

May 7, 2018

Re: Supplemental Information Related to Proposal 1 (Election of Directors)

        Glass Lewis & Co. has issued a voting recommendation that is inconsistent with the recommendation of our Board of Directors on the election of Robert L. Rosen as one of our Class II directors.

        We urge you, for the reasons set forth below, to support the recommendation of our Board of Directors.

        We are aware that Glass Lewis & Co. has adopted a policy of recommending "Against" votes for certain directors of public companies on the basis that a company's board of directors should have an independent composition of at least two-thirds. However, as described in further detail below, the composition of our Board of Directors complies with the requirements of the NASDAQ Global Select Market ("NASDAQ") and the Securities and Exchange Commission ("SEC") and, accordingly, is appropriate, and the Nominating and Governance Committee of our Board of Directors and our Board of Directors have determined that the independence composition of our Board of Directors and the nomination and election of Messrs. Bartlett, Rosen and Rosenthal are in the best interests of the Company and our stockholders.

WE URGE YOU TO SUPPORT THE RECOMMENDATION OF OUR BOARD OF DIRECTORS AND VOTE "FOR" THE ELECTION OF MR. ROSEN AS A DIRECTOR OF THE COMPANY.

Proposal 1 (Election of Directors)

We urge you to support and vote FOR the election of Mr. Rosen as a director of the Company:

        We are aware that Glass Lewis & Co. has adopted a policy of recommending "Against" votes for certain directors of public companies on the basis that a company's board of directors should have a composition of at least two-thirds independent directors. However, under NASDAQ and SEC rules, the Company is only required to have a majority of independent directors. The Company currently has five out of nine directors who are independent, and accordingly, the Company has complied with the independence requirements of NASDAQ and the SEC. Furthermore, our independent directors have designated a lead independent director whose duties include, among other things, chairing executive sessions of the independent directors, acting as a liaison between the independent directors and the co-chairs of the Board and between the independent directors and officers of the Company and the investment adviser, facilitating communication among the independent directors and the Company's counsel, reviewing and commenting on Board and committee meeting agendas and calling additional meetings of the independent directors as appropriate.

        In addition, each of our directors was nominated by the Nominating and Governance Committee of our Board of Directors, which is comprised solely of independent directors. In considering which individuals to nominate as directors for election by stockholders, the Nominating and Governance Committee of our Board of Directors reviews and evaluates each candidate's character, judgment, skills

(including financial literacy), background, experience and other qualifications (without regard to whether a nominee has been recommended by our stockholders), as well as the overall size and composition of the Board. In general, the Company seeks a Board that includes a diversity of perspectives and a broad range of experiences and includes individuals that possess backgrounds, skills, expertise and attributes that allow them to function collaboratively and effectively together in their oversight of the Company.

        Based on the foregoing, the Nominating and Governance Committee of our Board of Directors and our Board of Directors have determined that the independence composition of our Board of Directors and the nomination and election of Messrs. Bartlett, Rosen and Rosenthal are in the best interests of the Company and our stockholders. The Nominating Governance Committee of our Board of Directors has unanimously recommended to our Board of Directors, and our Board of Directors has nominated, Messrs. Bartlett, Rosen and Rosenthal for election as directors of the Company. Our Board of Directors believes that depriving the Company of the services of Mr. Rosen, a highly qualified director who has served the Company well since 2004, is not in the best interests of the Company or our stockholders.

For the foregoing reasons, we believe the against recommendation is unwarranted and we urge you to vote FOR Mr. Rosen as a director of the Company.

        If you have any questions or need assistance in voting your proxy, please call our proxy solicitor, D.F. King & Co., Inc., at 212-269-5550.

        This information is being provided to certain stockholders as a supplement to our Proxy Statement dated March 27, 2018, which you already received. Please read the complete Proxy Statement and accompanying materials carefully before you make a voting decision. Even if voting instructions for your proxy have already been given, you can change your vote at any time before the annual meeting by giving new voting instructions as described in more detail in our Proxy Statement.

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Ares Capital Corporation 245 Park Avenue, 44th Floor New York, NY 10167
WE URGE YOU TO SUPPORT THE RECOMMENDATION OF OUR BOARD OF DIRECTORS AND VOTE "FOR" THE ELECTION OF MR. ROSEN AS A DIRECTOR OF THE COMPANY.
For the foregoing reasons, we believe the against recommendation is unwarranted and we urge you to vote FOR Mr. Rosen as a director of the Company.